Filed Pursuant to Rule 433
Dated March 25, 2020
Registration Statement No. 333-236344

3M Company

$500,000,000 2.650% Notes due 2025

$600,000,000 3.050% Notes due 2030

$650,000,000 3.700% Notes due 2050

Summary of Terms

2.650% Notes due 2025

Issuer:	3M Company

Expected Ratings*:	A1 (Negative) / A+ (Negative) (Moody’s / S&P)

Security Description:	SEC-Registered 5-year Fixed Rate Notes

Principal Amount:	$500,000,000

Trade Date:	March 25, 2020

Settlement Date:	March 27, 2020 (T+2)

Maturity Date:	April 15, 2025

Coupon:	2.650% per annum

Interest Payment Dates:	Payable semi-annually on the 15th day of April and October, beginning October 15, 2020

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	1.125% due February 28, 2025

Benchmark Treasury Price / Yield:	102-30+ / 0.517%

Re-offer Spread to Benchmark Treasury:	T+215 bps

Re-offer Yield:	2.667%

Price to Public:	99.919% of the principal amount

Gross Proceeds:	$499,595,000

CUSIP / ISIN:	88579Y BM2 / US88579YBM21

Minimum Denominations:	$2,000 by $1,000

Redemption:	At any time prior to March 15, 2025 (one month prior to their maturity), the Issuer will have the option to redeem the notes, in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on the notes to be redeemed that would have been payable from the date of redemption to March 15, 2025 (not including any portion of the payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year, consisting of twelve 30-day months), at the Treasury Rate plus 35 basis points, plus accrued and unpaid interest on the notes to be redeemed to the redemption date. In addition, at any time on and after March 15, 2025, the Issuer will have the option to redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Joint Book-Running Managers:	Citigroup Global Markets Inc. BofA Securities, Inc.
J.P. Morgan Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time.

3.050% Notes due 2030

Issuer:	3M Company

Expected Ratings*:	A1 (Negative) / A+ (Negative) (Moody’s / S&P)

Security Description:	SEC-Registered 10-year Fixed Rate Notes

Principal Amount:	$600,000,000

Trade Date:	March 25, 2020

Settlement Date:	March 27, 2020 (T+2)

Maturity Date:	April 15, 2030

Coupon:	3.050% per annum

Interest Payment Dates:	Payable semi-annually on the 15th day of April and October, beginning October 15, 2020

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	1.500% due February 15, 2030

Benchmark Treasury Price / Yield:	106-09 / 0.837%

Re-offer Spread to Benchmark Treasury:	T+225 bps

Re-offer Yield:	3.087%

Price to Public:	99.681% of the principal amount

Gross Proceeds:	$598,086,000

CUSIP / ISIN:	88579Y BN0 / US88579YBN04

Minimum Denominations:	$2,000 by $1,000

Redemption:	At any time prior to January 15, 2030 (three months prior to their maturity), the Issuer will have the option to redeem the notes, in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on the notes to be redeemed that would have been payable from the date of redemption to January 15, 2030 (not including any portion of the payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year, consisting of twelve 30-day months), at the Treasury Rate plus 35 basis points, plus accrued and unpaid interest on the notes to be redeemed to the redemption date. In addition, at any time on and after January 15, 2030, the Issuer will have the option to redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Joint Book-Running Managers:	Citigroup Global Markets Inc. BofA Securities, Inc.
J.P. Morgan Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time.

3.700% Notes due 2050

Issuer:	3M Company

Expected Ratings*:	A1 (Negative) / A+ (Negative) (Moody’s / S&P)

Security Description:	SEC-Registered 30-year Fixed Rate Notes

Principal Amount:	$650,000,000

Trade Date:	March 25, 2020

Settlement Date:	March 27, 2020 (T+2)

Maturity Date:	April 15, 2050

Coupon:	3.700% per annum

Interest Payment Dates:	Payable semi-annually on the 15 day of April and October, beginning October 15, 2020

Regular Record Date:	The 15th calendar day immediately preceding the applicable Interest Payment Date

Day Count Convention:	30/360

Benchmark Treasury:	2.375% due November 15, 2049

Benchmark Treasury Price / Yield:	123-02 / 1.419%

Re-offer Spread to Benchmark Treasury:	T+230 bps

Re-offer Yield:	3.719%

Price to Public:	99.656% of the principal amount

Gross Proceeds:	$647,764,000

CUSIP / ISIN:	88579Y BP5 / US88579YBP51

Minimum Denominations:	$2,000 by $1,000

Redemption:	At any time prior to October 15, 2049 (six months prior to their maturity), the Issuer will have the option to redeem the notes, in whole or from time to time in part, at a redemption price equal to the greater of (1) 100% of the principal amount of the notes to be redeemed and (2) as determined by the quotation agent, the sum of (a) the present value of the payment of principal on the notes to be redeemed and (b) the present values of the scheduled payments of interest on the notes to be redeemed that would have been payable from the date of redemption to October 15, 2049 (not including any portion of the payments of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year, consisting of twelve 30-day months), at the Treasury Rate plus 35 basis points, plus accrued and unpaid interest on the notes to be redeemed to the redemption date. In addition, at any time on and after October 15, 2049, the Issuer will have the option to redeem the notes in whole, but not in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Joint Book-Running Managers:	Citigroup Global Markets Inc. BofA Securities, Inc.
J.P. Morgan Securities LLC

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time.

No PRIIPs KID – No PRIIPs key information document (KID) has been prepared as not available to retail in the European Economic Area.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement thereto in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, BofA Securities, Inc. toll-free at 1-800-294-1322 and J.P. Morgan Securities LLC toll-free at 1-212-834-4533.